SUB-ITEM 77-E   LEGAL PROCEEDINGS
Since October 2003, Federated and
related entities (collectively, "Federated") and various
Federated-sponsored mutual funds
(Funds) have been named as defendants
in several class action
lawsuits now pending in the United States
District Court for the
District of Maryland. The lawsuits were
purportedly filed on behalf of
people who purchased, owned and/or
redeemed shares of certain Funds
during specified periods beginning
November 1, 1998. The suits are generally similar in alleging that
Federated engaged in illegal and improper trading practices including market timing and late trading in concert with certain institutional traders, which allegedly caused financial injury to the mutual fund shareholders. Federated without admitting the validity of any claim has reached a preliminary settlement with the Plaintiffs in these cases.
Any settlement would have to be
approved by the Court.
     Federated entities have also
been named as defendants in several
additional lawsuits that are now
pending in the United States
District Court for the Western District
of Pennsylvania. These lawsuits have
been consolidated into a single action
alleging excessive advisory fees involving one of the Funds.
     The Board of the Funds retained
the law firm of Dickstein Shapiro LLP
to represent the Funds in
each of the lawsuits described in the
preceding two paragraphs. Federated and
the Funds, and their
respective counsel, have been defending
this litigation, and none of the Funds
remains a defendant in
any of the lawsuits. Additional lawsuits based upon similar allegations may be filed in the future. The potential impact of these lawsuits, all of which seek monetary damages, attorneys' fees and expenses, and future potential similar suits is uncertain. Although we do not believe that these lawsuits will have a material adverse effect on the Funds, there can be no assurance that these suits, ongoing adverse publicity and/or other developments resulting from the allegations in these matters will not result in increased redemptions, or reduced sales of shares of the Funds or other adverse consequences for the
Funds.